Exhibit 99.2

Healthcare Services Provider IntegraMed® America Agrees to be Acquired by Sagard Capital Partners for $169.5 Million

PURCHASE, NEW YORK - June 11, 2012 – IntegraMed America, Inc. (NASDAQ: INMD) (“IntegraMed” or “the Company”), a leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today that it has entered into a definitive agreement to be acquired by affiliates formed by Sagard Capital Partners, L.P. (“Sagard Capital”), an investment fund and IntegraMed shareholder, for $14.05 per share in cash, or a total equity purchase price of $169.5 million. The consideration represents a 24% premium to IntegraMed’s closing stock price of $11.34 on June 8, 2012, the last trading day prior to today’s announcement, and a 46% premium to IntegraMed’s average daily closing price over the past year.

Jay Higham, Chairman, CEO and President of IntegraMed, commented, “This transaction delivers on two of our key objectives, as we have secured a premium to IntegraMed’s share price and a long-term partnership with a respected investor. With Sagard, we will have the additional financial flexibility to continue investing in the growth of our business. Sagard is a long-term investor, and this transaction demonstrates their confidence in the Company’s fundamental business operations and growth prospects. Furthermore, we believe that Sagard’s principals respect and value the unique team of physicians, clinic staff and management that are the foundation of IntegraMed’s success.”

Dan Friedberg, Managing Partner of Sagard Capital, said, “We are excited about this transaction and partnership. IntegraMed has built a powerful business model anchored by a strong and experienced team of medical, clinical and administrative personnel and by its management and support services. They have consistently provided the highest levels of patient care and treatment innovation, while also delivering strong financial performance at above-industry growth rates. We look forward to working together with the IntegraMed team and providing the resources and support for the Company’s continued growth and success.”

The transaction is not subject to financing and is expected to close no later than mid November 2012. The agreement is subject to shareholder approval as well as other regulatory and customary closing conditions. IntegraMed’s largest shareholder owns 26.9% of the Company’s outstanding shares and has agreed to vote in favor of the transaction. Sagard Capital owns an additional 3.7% of IntegraMed’s outstanding shares.

Jefferies & Company is serving as financial advisor and Dorsey & Whitney LLP is serving as legal advisor to IntegraMed. Finn Dixon & Herling LLP is serving as legal counsel to Sagard Capital.

About Sagard Capital Partners, L.P.

Sagard Capital is a long-term investor in public and private small and mid-sized companies. Sagard Capital is an evergreen fund with an indefinite holding period for its investments. Sagard specializes in flexible equity structures in minority and control positions that best address a company’s needs. Sagard partners with management teams committed to driving long-term value, through a combination of capital, a global network of relationships, a team built to deliver value-added support, and a focus on building strong, sustainable leading businesses over the long term. Additional information may be found at www.sagardcapital.com.

About IntegraMed America, Inc.

IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with a current focus on the fertility and vein care markets. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.

Attain Fertility Centers, an IntegraMed Specialty, is the nation’s largest fertility center network, with 15 company-managed partner centers and 23 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia. Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network practice.

Vein Clinics of America, an IntegraMed Specialty, is the leading provider of specialty vein care services in the U.S. The IntegraMed Vein Clinic network operates 48 centers across 15 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit: www.integramed.com for investor background, www.attainfertility.com for fertility, or www.veinclinics.com for vein care.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance and expectations related to timing of the acquisition are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, shareholder approval, regulatory approval and other risks, including those identified in the company’s most recent Annual Report on Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of June 11, 2012 and IntegraMed undertakes no duty to update this information.

Additional Information About the Proposed Acquisition and Where to Find It

In connection with the proposed acquisition of the Company by affiliates formed by Sagard Capital Partners, L.P., the Company plans to file with the Securities and Exchange Commission (the ”SEC”) and mail to its stockholders a Proxy Statement and other relevant material. The Proxy Statement will contain important information about the Company, the acquirer, the proposed acquisition and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the Proxy Statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations firm Catalyst Global LLC at 212-924-9800 or inmd@catalyst-ir.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.integramed.com.

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement filed with the SEC on April 25, 2012. These documents will be available free of charge once available at the SEC’s website at www.sec.gov or by directing a request to the Company as provided above.

IntegraMed America Contact:	Sagard Capital Contact:
David Collins & Toni Trigiani	Steve Frankel & Nick Lamplough
Catalyst Global	Joele Frank, Wilkinson Brimmer Katcher
212.924.9800 office, 917.734.0339 mobile inmd@catalyst-ir.com	212-355-4449

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